Exhibit 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 1, 2016, between 6D Global Technologies, Inc., a Delaware corporation (the “Company”), and Mark Szynkowski (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee as its Chief Financial Officer  and to be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to be employed as Chief Financial Officer of the Company on such terms and conditions; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has recommended to the Company’s Board of Directors (the “Board”) that this Agreement be entered into by the Company, and the Board has authorized and approved the execution and delivery of this Agreement by the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.	Employment and Term.

The Company hereby employs the Employee as the Chief Financial Officer of the Company, and the Employee accepts such continued employment, upon the terms and subject to the conditions set forth in this Agreement. The term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall terminate on the second (2nd) anniversary of the Commencement Date (the “Term”), subject to earlier termination as provided herein.

2.	Duties.

(a)
During the Term of this Agreement, the Employee shall serve as the Chief Financial Officer of the Company and shall perform all duties commensurate with his position and as may be assigned to him by the Board. The Employee shall devote his full business time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of his position.

(b)	The Employee shall report to the Chief Executive Officer, and shall communicate regularly with the Board of Directors on corporate financial matters.

3.	Compensation, Bonus, Benefits, etc.

(a)
Salary.   During the Term of this Agreement, the Company shall pay           to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and  performance of all of the provisions hereof, an annual salary at the rate of $215,000.00 (the “Base Compensation”).

(b)
Bonus. In addition to the Base Compensation described above, the Employee shall be entitled to a Bonus for Fiscal year 2016 based upon a combination of Company revenue and targets as defined in the Corporate Bonus Program. The bonus shall be payable to the Employee in the first payroll cycle post the completion of the six (6) month bonus period (January 1st through June 30th  and July 1st  through December 31st).

(c)
Benefits. During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time. The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to paid vacation, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.

(d)
Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and  subject  to  the  Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement, including but not limited to: public and private transportation; business transportation; lodging; business association memberships; and continuing education.

(e)	Taxes. The Base Compensation and any other cash compensation paid to Employee, including, without limitation, any bonus, shall be subject to withholding for applicable taxes and other amounts.

4.	Representations of Employee.

The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which limit the ability of the Employee to perform his duties under this Agreement.

5.	Confidentiality, etc.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5. The “Restrictive Period” is defined as one  (1)  year,  commencing  from  date employment terminates with the Company (hereafter referred to as “Termination Date”) through the first (1st) anniversary of Termination Date.

(a)
Confidential Information. (i) The Employee acknowledges that as a result of his retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential  Information, even though it may be contributed, developed or acquired  by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in   a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except  for  such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through the Employee.

(ii)	The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b)
Return of Confidential Information. Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in his possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information.

(c)
Inventions, etc. During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by  him alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Employee agrees that all copyrights created in conjunction with his service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Company any and all rights he now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in any and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing  such Inventions, as the  Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright,  trademark,  trade  secret,  or  other  right or protection relating  to  an  Invention,  whether  because  of  the  Employee’s  physical  or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, during the Term of this

Agreement and for a period of two years after termination of this Agreement, as his agent coupled with an interest and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other  lawfully  permitted  acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets,    or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d)
Non-Competition. The Employee agrees not to utilize his special knowledge of the Business and his relationships with customers, prospective customers, suppliers and others  or  otherwise  to  compete  with  the  Company  in  the Business during  the Restricted Period. During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to engage or have an interest, anywhere in the world in which the Company conducts business or markets or sells its products, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the   investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to accept Competitive Business from, or solicit the Competitive Business of any Person who is a customer of the Business conducted by the Company, or, to the Employee’s knowledge, is a customer of the Business conducted by the Company at any time during the Restricted Period.

(e)
Non-Disparagement and Non-Interference. The Employee shall not, either directly or indirectly, (i) during the Restricted Period, make or cause to be made, any statements that are disparaging or derogatory concerning the Company or its business, reputation or prospects; (ii) during the Restricted Period, request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Company or do or say anything which could reasonably be expected to damage the business relationships of the Company; or (iii) at any time during or after the Restricted Period, use or purport to authorize any Person to use any Intellectual Property owned by the Company or exclusively licensed to the Company or to otherwise infringe on the intellectual property rights of the Company.

(f)
Non-Solicitation. During the Restricted Period, the  Employee shall  not recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Company, to terminate his or her employment or other relationship with the Company, or such successor, or hire any person who has left the employ of the Company during the preceding one year.

(g)
Certain Definitions. For purposes of this Agreement: (i) the term “Business” shall mean the business of designing, manufacturing, assembling, licensing, distributing, marketing and selling active outdoor performance products for climbing, mountaineering, backpacking, skiing, cycling and other outdoor recreation activities, avalanche transceiver technology, alpine safety products, and any other business that the Company or its subsidiaries may be engaged in during the Term of this Agreement; (ii) the term “Competitive Business” shall mean any business competitive with the Business; and (iii) the term “Restricted Period” shall mean the Term of this Agreement and a period of two years after termination of this Agreement; provided, that, if Employee breaches the covenants set forth in this Section 5, the Restricted Period shall be extended for a period equal to the period that a court having jurisdiction has determined that such covenant has been breached.

6.
Remedies.    The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs.  If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.  For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7.
Termination.  This Agreement shall terminate at the end of the Term set forth   in Section 1. In addition, this Agreement may be terminated prior to the end of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

(a)
Death or Permanent Disability. If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective upon the Employee’s death    or when his disability is deemed to have become permanent. If the Employee is unable to perform his normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, his disability shall be deemed to have become permanent.   If  this Agreement  is  terminated  on  account   of the death or permanent disability  of  the Employee,  then  the  Employee  or  his  estate  shall be entitled to receive accrued Base  Compensation  through  the  date  of  such termination, all granted but unvested stock options held by the Employee shall immediately vest and the Employee or the Employee’s estate, as applicable, shall have no  further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination, except as provided in Section 3(b) and the last two sentences of Section 3(c) of this Agreement; provided, however, that any bonus pursuant to Section 3(b) of this Agreement shall be paid only for the year in which such termination occurred prorated for the portion of such year prior to such termination and shall be paid at such time as the Board determines the bonuses for all senior executive officers of the Company for such year, but no later than March 15 of the year following the year in which it was earned.

(b)
Cause. This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, upon the occurrence of any of the following (“Cause”): (i) breach by the Employee of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Employee (which cure period shall not be applicable to clauses (ii) through (iv) of this Section 7(b)); (ii) conviction or plea of nolo contendre in connection with a crime; (iii) fraud, criminal conduct, dishonesty or embezzlement by the Employee; or (iv) Employee’s misappropriation for personal use of any assets  of  a  material  value  or  business opportunities f the Company. If this Agreement is terminated by the Company for Cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination, all stock options, whether vested or unvested, will be forfeited by the Employee and will terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, or benefits from the Company following the effective date of such termination.

(c)
Without Cause. This Agreement may be terminated, at any time by the Company without Cause immediately upon giving written notice to the Employee of such termination. Upon the termination of this Agreement by the Company without Cause, the Employee  shall  be  entitled  to  receive  three  (3)  months  Base  Salary or $53,750.00 in one lump sum within five (5) days of the effective date of such termination, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options held by the Employee  shall  immediately  vest  and  the Employee shall have no  further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination, except as provided in the last two sentences of Section 3(c) of this Agreement.

(d)	By Employee.

(i)
Subject to the provisions of clause (ii) of this Section 7(d), the Employee may terminate this Agreement at any time upon providing the Company with three (3) months prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(d)(i), then the Employee shall be entitled to receive his accrued Base Compensation and benefits through the effective date of such termination, any unvested stock options shall terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, or benefits from the Company following the effective  date of such termination, except as provided in the last two sentences of Section 3(c) of this Agreement.

(ii)
The Employee may terminate this Agreement upon the occurrence of any of the following: (A) a breach by the Company of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Company by the Employee; (B) any material diminution in the authority or responsibilities delegated to the Employee as the chief executive officer of the Company, unless agreed to by the Employee; or (C) any material reduction in the Employee’s Base Compensation. Upon the termination of this Agreement by the Employee pursuant to this Section 7(d)(ii), the Employee shall be entitled to  receive three(3) months Base Salary or $53,750.00 in one lump sum within five (5) days of the effective date of such termination, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options held by the Employee shall immediately vest and the Employee shall have no further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination, except as provided in the last two sentences of Section 3(c) of this Agreement.

(e)
Change in Control. Upon the occurrence of a Change in Control (as hereinafter defined), the Employee shall have the right to terminate this Agreement within 30 days of the occurrence of such Change in Control. Upon the termination of this Agreement by the Employee due to the occurrence of a Change in Control, the Employee shall be entitled to receive three (3) months Base Salary or $53,750.00 in one lump sum within five (5) days of the effective date of such termination, subject to withholding for applicable taxes and other amounts and all granted but unvested stock options held by the Employee shall immediately vest. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 50% or more of the total voting power of all the then- outstanding voting securities of the Company.

8.	Miscellaneous.

(a)	Survival. The provisions of Sections 4, 5, 6, 7 and 9 and the last two sentences of Section 3(c) shall survive the termination of this Agreement.

(b)
Entire Agreement. This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c)
Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)
Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)
Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f)
Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company:

6D Global Acquisitions, Inc.,
17 State Street, Suite 450
New York, NY 10004
Attention:  Secretary

With a Copy to:

K&L Gates LLP
599 Lexington Avenue
New York, New York 10022-6030
Attention: Robert S. Matlin, Esq.
Facsimile: (212) 536-3901

If to the Employee:

Mark Szynkowski
Address:   44 Lakeview Drive
Monroe, New York 10950

(g)
Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)
Jurisdiction; Venue. This Agreement shall be subject to the non- exclusive jurisdiction of the federal courts or state courts of the State of Delaware, County of New Castle, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum  non  conveniens  or  otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question. The prevailing party in any proceeding instituted in connection with this Agreement shall be entitled to an award of its/his reasonable attorneys’ fees and costs.

(i)	Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(j)	Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

(k)	Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and, except as provided herein, shall not be deemed for the benefit of any other person or entity.

(l)
Headings and References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any section refer to such section of this Agreement unless the context otherwise requires.

(m)
IRC Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. To the extent not otherwise provided by this Agreement, and solely to the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his termination of employment with the Company shall be made earlier than the date that is six (6) months and one day following the date on which the Employee separates from service with the Company and its affiliates (within the meaning of Section 409A of the Code).

(n)
Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

(o)
Participation of the Parties.  The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

CHIEF FINANCIAL OFFICER
(Employee)

/s/ Mark Szynkowski
Mark Szynkowski

6D GLOBAL COMPENSATION COMMITTEE & BOARD OF DIRECTORS

By: /s/ Michael Bannout
Michael Bannout, Chairman Compensation Committee & Board Member

/s/ Adam Hartung
Adam Hartung, Board Member

/s/ Pete Chrzaszcz
Pete Chrzaszcz, Board Member

/s/ Tejune Kang
Tejune Kang, Chairman & Chief Executive Officer